Exhibit 99

MK RESOURCES COMPANY

Eagle Gate Tower

60 East South Temple, Suite 1225

Salt Lake City, Utah, U.S.A., 84111

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK RESOURCES COMPANY REPORTS SECOND QUARTER 2004 RESULTS

SALT LAKE CITY, UTAH, August 13, 2004 — MK Resources Company [OTCBB:MKRR] (“Company”) today reported results of operations for the second quarter ended June 30, 2004.

The Company continues to focus on project development at the Las Cruces project in Spain. In June, the Company’s wholly-owned subsidiary, Cobre Las Cruces, was awarded a water concession permit, which provides for the water consumption requirements for the Las Cruces project. This permit is the last of four principal water permits required for the development of the Las Cruces project.

The Company reported net income of $167,000 for the second quarter of 2004 ($0.00 per share) due primarily to a $798,000 recovery by the Company as an unsecured creditor in a bankruptcy proceeding. This recovery was partially offset by a $620,000 loss from operations on revenues of $239,000. For the same period in 2003, the Company reported net income of $1,649,000 ($0.04 per share) due primarily to a $1,945,000 non-cash gain on the exchange of a limited partnership interest.

Gold production continued during the second quarter as residual gold was recovered from the leach pads during closure and reclamation activities at the Castle Mountain mine. The Company’s attributable share of gold production was 514 ounces for the three months ended June 30, 2004 compared to 926 ounces for the same period in 2003.

Exploration costs were $92,000 for the three months ended June 30, 2004, compared to $141,000 for the same period in 2003. The Company continues to actively search for exploration and acquisition opportunities.

General and administrative expenses were $605,000 for the three months ended June 30, 2004, compared to $469,000 for the same period in 2003.

At June 30, 2004, the Company had available resources of cash and cash equivalents of $3,435,000 and equity securities of $1,425,000. The outstanding loan balance under the Company’s $55,000,000 credit facility with Leucadia National Corporation was $49,750,000.

MK Resources is in the business of exploring for, acquiring, developing and mining mineral properties. The Company is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111.

For more information, contact John Farmer at 801-297-6900, or visit MK Resources Company’s website at www.mkresources.com.

(Selected Financial Data Follows)

Selected Financial Data

(thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended June 30
	2004	2003
STATEMENT OF OPERATIONS

Total Revenue	$239	$405

Total Operating Expenses	172	202

Gross Profit	67	203

Exploration Expenses	(92)	(141)
General and Administrative Expenses	(605)	(469)
Gain on Sale of Assets	10	43
Bankruptcy Recovery, net	798	64
Gain on Exchange of Partnership Interest, net	—	1,945
Interest Expense	(10)	(6)
Investment Income	—	12

Income before Income Taxes	168	1,651

Income Tax Expense	(1)	(2)

Net Income	$167	$1,649

Basic and Diluted Income per Common Share	$0.00	$0.04

	Six Months Ended June 30
	2004	2003
STATEMENT OF OPERATIONS

Total Revenue	$578	$830

Total Operating Expenses	436	430

Gross Profit	142	400

Exploration Expenses	(169)	(261)
General and Administrative Expenses	(1,380)	(910)
Gain on Sale of Assets	11	45
Bankruptcy Recovery, net	994	98
Gain on Exchange of Partnership Interest, net	—	1,945
Interest Expense	(17)	(13)
Investment Income	15	28

Income (Loss) before Income Taxes	(404)	1,332

Income Tax Expense	(1)	(25)

Net Income (Loss)	$(405)	$1,307

Basic and Diluted Income (Loss) per Common Share	$(0.01)	$0.03

Cautionary Statement for Forward Looking Information

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update these statements to reflect actual results, changes in assumptions or other factors. Without limitation, these risks and uncertainties include the Company’s dependence on a single mining project, the Company’s need for financing and government approval to complete land purchases and to develop the project, potential delays in the development of the Las Cruces project, imprecision of reserve estimates and other estimates relating to the Las Cruces project, uncertainties associated with government subsidies, volatility of copper prices, currency fluctuations, international political instability, the Company’s significant level of indebtedness, risks associated with mining operations and development in foreign countries, risks associated with environmental and other laws and regulations, competition, risks associated with the potential loss of key executives, and risks relating to the Company’s majority shareholder and lender. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its shareholders and periodic reports on forms 10-K and 10-Q.